Exhibit 3.1
                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF

                          Boddie-Noell Properties, Inc.

         Pursuant to Section 2-605 of the Maryland General Corporation Law, the undersigned corporation hereby submits the following for the purpose of amending its Articles of Incorporation.

1.       The name of the corporation is Boddie-Noell Properties, Inc.

2.       Article II is hereby amended to read:
         The name of the corporation (the "Corporation") is BNP Residential Properties, Inc.

3. This amendment was adopted by a majority of the entire board of directors at a meeting on April 14, 2000.

4. This amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

5.       This amendment will be effective on the date and time of filing.


         IN WITNESS WHEREOF, the duly authorized officer has executed these Amendments to the Articles of Incorporation, this the 24th day of April, 2000.

ATTEST:
/s/ Philip S. Payne                                 /s/ D. Scott Wilkerson
-----------------------                             ----------------------
Philip S. Payne                                     D. Scott Wilkerson
Asst. Secretary                                     President

[CORPORATE SEAL]

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